GREATER LOUISVILLE ASSOCIATION OF REALTORS®, INC.

EQUAL HOUSING OPPORTUNITY REALTOR®

Residential Sales Contract

Date: July 3 2025

MLS # 633637

This is a legally binding Contract governed by the laws of the Commonwealth of Kentucky. It is agreed that all terms and conditions pertinent hereto are included in this writing, and no verbal agreements or understandings of any kind shall be binding upon the Parties. Seller and Buyer acknowledge that they have not relied upon the advice or representations of Brokers or Agents regarding, among other things, legal and tax consequences of this Contract, and Seller and Buyer acknowledge that if such matters have been of concern to them, they have sought and obtained independent advice relative thereto.

CALCULATING DAYS: All days are calendar days (midnight to midnight) calculated beginning on the first day following the acceptance day or, if applicable, notification day.

o432500851	Chelsea Lucas 212455	[redacted]	[redacted]
Listing Company/License #	Agent Name/License #	Agent Telephone	Office Telephone
[redacted]			
Agent Email	Co-Agent Name/License #	Agent Telephone	
Trowbridge Realty Corporation	Matthew Derocher 280811	[redacted]	
Selling Company/License #	Agent Name/License #	Agent Telephone	Office Telephone
[redacted]			
Agent Email	Co-Agent Name/License #	Agent Telephone	

For MLS Reporting: Selling Member/Team, if other than above ______

PROPERTY

1. OFFER: Buyer agrees to buy and Seller agrees to sell the real property located at 10056 Meadowvista Court. Independence, KY 41051 being recorded in the Deed Book________ Page ________Block #________ Lot #________ Sub Lot # ________ in the County of Kenton________, Kentucky, together with all improvements and fixtures, if applicable, which are acknowledged by all parties not to be personal property, including but not limited to:

- attached lighting fixtures
- ceiling fans
- gas logs
- drapery rods
- security system
- blinds/shades
- mailboxes
- all bathroom mirrors
- towel rods
- satellite dish
- wall-to-wall-carpeting
- all remote control devices
- all outdoor landscaping and lighting
- water softener
- invisible fencing and associated transmitter(s)
- all storage sheds
- television mount(s) & bracket(s)

Appliances and additional items to **Remain:** ☒ Refrigerator(s), ☒ Stove(s)/Range(s), ☒ Dishwasher(s), ☒ Microwave(s), ☐ Washer ☐ Dryer, and the following:________

Seller shall **Remove** the following fixtures prior to delivery of Possession: Cameras

Fuel/Propane Tank(s): ☐ Owned or ☐ Leased and ☐ Shall Remain or ☐ Shall Not Remain ☒Not Applicable

The terms of all of this paragraph shall survive the closing and delivery of deed.

PRICE AND TERMS

2. PURCHASE PRICE: The purchase price shall be.. $ 387,000.

Earnest Money Deposit.. $ 3,870.

The terms of all of this paragraph shall survive the closing and delivery of deed.

3. PAYMENT OF PURCHASE PRICE: Purchase price shall be paid as follows:

☒ **Cash**.. $________ or 100 %

☐ **Equity Line** ☐ **Gift** ☐ **Other** ________ $________ or____%

☐ **Down Payment Assistance** .... $________ or____%

☐ **Financing: Remaining Amount Shall Be Financed by (CHOOSE ALL THAT APPLY):**

☐ Conventional ☐ FHA ☐ VA ☐ Fixed Rate ☐Adjustable Rate ☐ Other:________(if other, see attached addendum) loan amortized over ________ years, with interest rate not to exceed ________% per annum. For an adjustable rate loan, adjustments are limited to the following: ________. If Financing (other than an equity line) is involved, this Contract is contingent upon Buyer qualifying for a loan with the above financing terms and conditions, or better. If Buyer has acted in good faith and does not qualify for the loan, Buyer may void the Contract and receive Earnest Money Deposit in refund. The acquisition by Buyer of earnest money deposit, cash, equity line, gift, and/or other source of funds noted on lines 42, 45 and 46 above is not a contingency.

☐ SELLER CONCESSIONS: Seller shall provide an allowance up to $________ U.S. Dollars to be used by Buyer toward any lender allowed costs, prepaids, and survey.

BUYER Initials: [initials] Date: Jul 03 2025 18:26 EDT Time:____ Initials:____ Date:____ Time:____
SELLER Initials: [initials] Date: 07/07/25 Time: 1:07 PM Initials:____ Date:____ Time:____

Property located at: 10056 Meadowvista Court. Independence, KY 41051

Buyer must apply for said loan within ______ day(s). Failure to apply for loan shall constitute a breach of this Contract, in which case Seller may either a) grant a written extension of time; b) void the Contract and retain Earnest Money Deposit as liquidated damages; or c) pursue a claim for damages as a result of the breach. Any change in financing terms or Lender must not adversely affect the Seller's proceeds or the closing date. Seller shall be informed of the progress of the loan, including any change to the above financing terms or selected Lender.

Lender Contact Information: ____.

Except for Earnest Money Deposit, all monies necessary to close shall be tendered at closing by certified funds. Buyer and Seller shall pay their respective closing costs, consistent with local custom.

Buyer represents to Seller, the Listing Company, the Selling Company, and their respective sales associates, the Greater Louisville Association of REALTORS®, Inc., Metro Search, Inc., and participants in its Multiple Listing Service that the information provided above related to any source of funds and/or Buyer's ability to pay cash is true, accurate and complete to the best of Buyer's knowledge. Buyer shall indemnify and hold harmless all the foregoing parties from any liabilities, damages, costs, fees and expenses including attorney fees, resulting from any **fraudulent** information provided herein, or in any other writing provided by Buyer. The terms of all of this paragraph shall survive the closing and delivery of deed.

4. EARNEST MONEY DEPOSIT: The Earnest Money Deposit shall be delivered by Buyer or Buyer's agent within three (3) days and shall be held in the escrow account of the following ☐ Listing Broker/Brokerage ☒ Selling Broker/Brokerage Title. Failure to deliver Earnest Money Deposit within the aforementioned time period shall constitute a breach of this Contract, in which case Seller may either a) grant a written extension of time; b) void the Contract; or c) pursue a claim for damages as a result of the breach. The deposit shall only be removed from the broker's escrow account upon closing, written agreement of all parties, court order, or as provided by law. If either party fails to perform his/her obligations hereunder, the other party may accept the deposit as liquidated damages, with both parties signing a release, or subject to paragraph 27, may pursue any available legal or equitable remedy. In the event that any legal action is necessary as a result of the Buyer's or Seller's refusal to release Earnest Money Deposit, the prevailing party shall be entitled to recover, in addition to any other remedies available under the Contract a) Earnest Money Deposit and b) mediation/arbitration or Court costs and the reasonable attorney's fees required to obtain the recovery of said deposit, not to exceed three (3) times the deposit amount. This limitation on the damages recoverable is for claims based on the failure to release the deposit, and it shall not limit the recovery of damages based on any other claim.

5. APPRAISAL CONTINGENCY (CHOOSE ONLY ONE OPTION):

☐ **A. For Transactions Involving a Lender:** This Contract **is contingent** upon the Lender's first appraiser establishing that the value of the property is equal to or greater than the purchase price; -or-

☐ **B. For Cash Transactions, Private Finance Transaction, and Contracts for Deed:** This contract **is contingent** upon an appraisal from a Kentucky certified real estate appraiser chosen by Buyer, completed within _______ days, establishing that the value of the property is equal to or greater than the purchase price; -or-

☒ **C. This Contract is not contingent upon an appraisal.**

Should the appraisal establish that the value of the property is less than the purchase price, in order for the contingencies in **A** or **B** to be effective, Buyer must, within five (5) days of discovering the appraised value and in writing, either a) waive the Appraisal Contingency; b) agree with Seller on a new purchase price and/or payment terms, if necessary to close; or c) void the Contract, at which point Buyer shall receive Earnest Money Deposit in refund. Otherwise, the Contract is voidable at the option of Seller and Seller shall retain Earnest Money Deposit.

6. PRORATIONS: All taxes, dues and assessments due and payable in the year of closing shall be prorated between Buyer and Seller on the applicable calendar/fiscal year basis to date of deed, unless otherwise agreed upon in writing. The terms of all of this paragraph shall survive the closing and delivery of deed.

7. HOME WARRANTIES (The terms of all of this paragraph shall survive closing)

A. LIMITED HOME WARRANTY (CHOOSE ALL THAT APPLY): Buyer and Seller acknowledge the following: a limited home warranty policy may be available to Buyer for an additional fee; said policy may have exclusions; said policy is not a substitute for a home inspection; and Broker may receive a service fee from the home warranty company for marketing and administrative services and for processing application on behalf of the home warranty company.

☐ Seller agrees to pay $________________________ toward the purchase of a limited home warranty identified and ordered prior to closing by ☐Buyer or ☐Seller; -or-

☐ Buyer agrees to purchase a limited home warranty; -or-

☐Buyer ☒waives OR ☐ reserves the option of purchasing a limited home warranty at closing at their own discretion and expense.

B. NEW HOME CONSTRUCTION WARRANTY: The property is a new construction and will carry a minimum of a one-year warranty from Seller which will begin at closing.

☐ A copy of the warranty has been provided to Buyer and is attached hereto and shall be considered incorporated herein.

❒ If this Contract is accepted without receipt by Buyer of said warranty, Buyer may void this Contract in writing unless Seller delivers said warranty form to Buyer within three (3) days. If Seller delivers said form to Buyer within three (3) days, Buyer shall then have three (3) days to review and acknowledge receipt of said form in writing. If Buyer does not respond in writing with a release of Contract within the same three (3) day period, then Buyer waives Buyer's right to void the Contract on the basis of the terms of warranty.

BUYER Initials:________ Date: Jul 03 2025 18:26 EDT Time:________ Initials:________ Date:________ Time:________
SELLER Initials:________ Date: 07/07/25 Time: 1:07 PM Initials:________ Date:________ Time:________

Property Located at: 10056 Meadowvista Court. Independence, KY 41051

DUE DILIGENCE

8. SELLER DISCLOSURE OF PROPERTY CONDITION (as required by 201 KAR 11:350, CHOOSE IF APPLICABLE): Seller represents to Buyer, the Listing Company, the Selling Company, and their respective sales associates, the Greater Louisville Association of REALTORS®, Inc., Metro Search, Inc., and participants in its Multiple Listing Service that the information provided in the Seller Disclosure of Property Condition form is true, accurate and complete to the best of Seller's knowledge. Seller shall indemnify and hold harmless all the foregoing parties from any liabilities, damages, costs, fees, and expenses including attorney fees, resulting from any **fraudulent** information provided herein, in any addendum, in the Listing Contract, in the Seller Disclosure of Property Condition form, or in any other writing provided by Seller.

☒ **A**. Buyer acknowledges receipt from Seller of the Seller Disclosure of Property Condition form; -or-

☐ **B**. Buyer has not received the Seller Disclosure of Property Condition form. Although it may not be required by law, Seller shall provide to Buyer the *Seller Disclosure of Property Condition* form.

If this Contract is accepted without receipt by Buyer of the Seller Disclosure of Property Condition form under B, Buyer may void this Contract in writing anytime up to and including the closing date unless Seller delivers said form to Buyer within three (3) days. If Seller delivers said form to Buyer within three (3) days of acceptance. Buyer shall then have one (1) day to review and acknowledge receipt of said form in writing. If Buyer does not respond in writing with a release of Contract within the same one (1) day period, then Buyer waives Buyer's right to void the Contract on the basis of the information provided on the Seller Disclosure of Property Condition form.

9. LEAD PAINT DISCLOSURE (CHOOSE ONLY ONE OPTION):

☒ A. This property was not built before 1978; -or-

☐ B. This property was built prior to 1978. Seller agrees to complete the Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards form and attach it as an addendum to this Contract. Buyer acknowledges receipt of a copy of the EPA pamphlet, *Protect Your Family From Lead In Your Home.*

(CHOOSE 1 OR 2):

☐ 1. Buyer waives the right to conduct a risk assessment or inspection of the property for the presence of lead-based paint or lead-based paint hazards; -or-

☒ 2. This Contract is contingent upon a risk assessment or inspection of the property for the presence of lead-based paint and/or lead-based paint hazards. Buyer has ten (10) days, or 14 day(s), from acceptance of this Contract to inspect the property for this purpose. This contingency will terminate unless Buyer delivers to Seller by the above-mentioned time and date, a copy of the inspection and/or risk assessment report and a list of deficiencies and corrections needed to address the existence of lead-based paint and/or lead-based paint hazards. Seller will then have 5 days to respond to Buyer's request. If Seller agrees to the request, all repairs/corrections/remediation shall be made prior to closing. If Seller does not agree to Buyer's request, Buyer may void this Contract and receive a refund of Earnest Money Deposit, or may accept the property in its current condition as it relates to lead-based paint and lead-based paint hazards. Buyer may remove this contingency at anytime.

10. INSPECTIONS OF PROPERTY: (Time is of the essence with Regard to All of Paragraph 10). Buyer is on notice that an inspection is recommended on every purchase. Inspections and appraisals required by FHA, VA, or Buyer's Lender do not necessarily eliminate the need for other inspections. Seller shall allow reasonable access and shall remove all personal belongings and/or debris that might obstruct a thorough inspection of the property and its improvements.

Except as expressly provided herein, the parties have not relied upon any statement or representation by any real estate Broker or Agent as to the nature or condition of the property, or any part thereof, nor do such Brokers or Agents, expressly or impliedly, warrant the property, its construction, condition or materials or any of the fixtures, appliances or amenities.

The parties hereto acknowledge that real estate Brokers and Agents do not recommend specific inspectors or specific inspection companies. All inspections are deemed to have been chosen and approved by Buyer. Except for a material misrepresentation made by a real estate Broker or Agent, the **PARTIES RELEASE** each such Broker and Agent from liability for any defect or deficiency now existing or later discovered relating to this property, and all systems, appliances, and equipment on it.

If Buyer and/or Buyer's representative damage the property, Buyer accepts the property with the damaged item(s). If Buyer does not purchase the property for any reason whatsoever, Buyer shall, in a timely manner, pay Seller for the full cost to repair or, if necessary, replace the damaged item(s). These provisions related to property damage shall survive the closing, and can be enforced even if the Contract is released by both parties.

A. VERIFICATION OF SQUARE FOOTAGE: Within 15 days Buyer shall verify the information provided by Seller as to the square footage of improvements located on the property. Within the same time period, Buyer shall have the right to void the Contract and receive their Earnest Money Deposit in refund with written notice to Seller if the information is incorrect by more than ten percent (10%) of the total above grade (conforming and non-conforming) finished square footage according to American National Standards Institute (ANSI) guidelines. If Buyer fails to void the Contract within the same time period, Buyer shall be deemed to have waived any rights or claims for damages as a result of any incorrect information regarding square footage of the improvements located on the property, and shall proceed with the purchase of the property. The information provided by Seller regarding the square footage of the improvements is approximate and is provided to the best of Seller's knowledge.

B. INSPECTIONS (CHOOSE ONLY ONE OPTION):

☐ **1.** Buyer waives inspections. Buyer accepts the property in its condition as of date of offer. Buyer understands the risks associated with this option and agrees to indemnify and hold harmless the real estate Brokers and Agents from any damages sustained as a result of accepting the property in its condition as of date of offer; -or-

BUYER Initials: [initials] Date: Jul 03 2025 18:26 EDT Time: ____ Initials: ____ Date: ____ Time: ____
SELLER Initials: MDT Date: 07/07/25 Time: 1:07 PM Initials: ____ Date: ____ Time: ____

Property located at: 10056 Meadowvista Court. Independence, KY 41051

☒ **2.** Within 14 day(s), Buyer may inspect the property for any purpose at reasonable times, at Buyer's expense. After all inspections, and within the same inspection period, Buyer shall notify Seller that Buyer either a) accepts the property in its current condition; b) voids the Contract with a refund of the Earnest Money Deposit (but only if Buyer has hired a licensed home inspector and received a written report); or c) requests Seller to make repairs, corrections, or replacements or pay for same (hereinafter referred to as "Repairs"), if Buyer has hired a qualified contractor or licensed home inspector and received a written report. Once Buyer has requested repairs, corrections, or replacements, Buyer may not rescind, amend, or alter said request until Seller has had an opportunity to respond pursuant to this paragraph.

If Buyer fails to reply to Seller within the deadline listed above, Buyer is deemed to have accepted the property in its current condition. If Buyer submits a Repairs request to Seller, Buyer and Seller shall negotiate Repairs in good faith. Seller shall respond within 5 day(s) to Buyer's initial request. If Seller does not respond to Buyer within the same time frame, Seller agrees to all of Buyer's Repairs.

If the parties do not agree on requested Repairs, each Party shall respond to the other's last reply within 5 day(s) until either 1) all Parties agree on Repairs or 2) either Party provides written notice of intent to void the Contract. If either party provides notice of an intention to void the Contract, the other party shall, within 5 day(s) of delivery of notice, either 1) accept the other party's last Repairs response, or 2) sign a mutual release with Earnest Money Deposit refunded to Buyer.

If Seller agrees to Buyer's Repairs, all improvements shall be made in a workmanlike and timely manner prior to closing. All responses and requests shall be made in writing.

11. SURVEY: Buyer is advised to order and purchase a survey to inform Buyer of the lot size and boundaries and of the potential for encroachments of buildings and other improvements over property lines, building setback lines, easements, etc.

Buyer acknowledges that Buyer has not relied upon representations made by any real estate Broker or Agent regarding the afore-mentioned matters which would be revealed by a survey. Buyer releases each such Broker and Agent from liability for any defect or deficiency now existing or later discovered relating to the aforementioned matters.

CHOOSE IF APPLICABLE

☐ This Contract is contingent upon a survey, at Buyer's expense, satisfactory to Buyer. Within _____ day(s), survey to be completed and shall notify Seller in writing if Buyer wishes to void the Contract based upon the results of the survey; otherwise, this.contingency is hereby deemed waived, subject to paragraph 18. T**ime is of the essence with regard to this contingency.**

CLOSING

12. CLOSING DATE (CHOOSE ONLY ONE OPTION):

☒ **A.** Closing of this transaction shall occur on the 30th day of July, 2025, unless otherwise agreed upon in writing between Buyer and Seller. The closing time shall be agreeable to both Buyer and Seller, which agreement shall not be unreasonably withheld; -or-

☐ **B.** Closing of this transaction shall occur no sooner than _______ days nor later than _______ days, unless otherwise agreed upon in writing between Buyer and Seller. The closing date and time shall be agreeable to both Buyer and Seller, so long as date is within the time frame. If Buyer and Seller cannot mutually agree upon a closing date and time, closing shall occur on the last business day of the time frame.

13. DATE OF POSSESSION (CHOOSE ONLY ONE OPTION): Possession of the property shall be given by Seller to Buyer:

☒ **A.** Simultaneously with closing, with all keys at closing table and property ready for occupancy; -or-

☐ **B.** By _____________ am/pm Eastern Time ____________ day(s) after closing (closing day not included).

The terms of all of this paragraph shall survive the closing and delivery of deed.

14. CONDITION AT POSSESSION: Until possession is delivered, Seller shall maintain the property, exterior and interior, in the same or better condition as of the date of acceptance of the Contract, normal wear and tear excepted. Seller shall leave the property free of trash and debris, and shall leave the premises "broom clean." **Personal property not designated in this Contract must be removed by Seller prior to possession. Damage beyond normal wear and tear caused by the removal of personal property shall be repaired in a workmanlike manner by Seller prior to possession.** The terms of all of this paragraph shall survive the closing and delivery of deed.

15. WALK THROUGH: Buyer shall have the right to perform a "walk-through" inspection prior to closing and again prior to delivery of possession to verify condition. The terms of all of this paragraph shall survive the closing and delivery of deed.

16. LEASES (CHOOSE ONLY ONE OPTION):

☒ **A.** Seller warrants that no valid leases are or shall be in effect as of the date of closing on this property; -or-

☐ **B.** At closing, all leases, if any, shall be assigned to Buyer; all rents, if any, shall be prorated between Buyer and Seller based on date of deed; and all deposits, if any, shall be transferred to Buyer. All current tenant leasing records, in Seller's possession, shall be delivered to Buyer at Closing. The terms of all of this paragraph shall survive the closing and delivery of deed.

17. WARRANTIES TRANSFER: Seller agrees to transfer to Buyer, at closing, Seller's interest in any manufacturer's warranties, service contracts, and other guarantees or warranties which may be transferable to Buyer. Should there be a fee for this transfer, it shall be paid by Buyer.

BUYER Initials: JT Date: Jul 03 2025 Time: 18:26 EDT Initials:__________ Date:____________ Time:__________
SELLER Initials: MDT Date: 07/07/25 Time: 1:07 PM Initials:__________ Date:____________ Time:__________

Property located at: 10056 Meadowvista Court. Independence, KY 41051

18. TITLE TO BE CONVEYED: An unencumbered, marketable title to the real property described herein shall be conveyed by deed of GENERAL WARRANTY with the usual covenants such as any title company will insure the Owner, except easements of record, restrictive covenants of record as to use and improvement of the property, and except applicable regulations imposed by the Planning Commission. Should title prove defective and such defect cannot be remedied before closing date, Seller shall pay all title examination costs, and any reasonable out-of-pocket expenses incurred by Buyer in the process of pursuing the purchase of this property, including but not limited to cost of appraisal, credit report, mortgage application, survey, and inspections of any type. **Buyer is advised that a title examination alone cannot determine the existence of many possible claims or encumbrances against title.** Consequently, to help protect Buyer's ownership interest from certain claims, encumbrances or objections to title, Buyer shall purchase at closing an Owner's Title Insurance Policy as a Buyer's normal expense.

Buyer acknowledges that Owner's Title Insurance is strongly recommended and that, without said insurance, Buyer may have no protection against future loss from possible liens, demands for money, claims for possession of the property, unreleased encumbrances or future objections to title or potential losses.

CHOOSE IF APPLICABLE:

☐ Buyer **declines** the protection of Owner's Title Insurance.

NOTICES

19. SMOKE DETECTOR ORDINANCE NOTICE (Jefferson County Only): Seller agrees to sign at closing an affidavit certifying compliance with Louisville Metro Code of Ordinances Section 94 and any changes thereto. Seller shall comply with said ordinance prior to closing. All Sellers, including lenders who have foreclosed on a property, are required to comply with this ordinance; the responsibility to comply cannot be transferred to Buyer. All Parties understand that if the smoke detectors are not hard-wired to the electricity, **new** 10 year non-removable lithium powered smoke detectors must be installed after this Contract has been accepted and prior to closing. The terms of all of this paragraph shall survive the closing and delivery of deed.

20. SMOKE DETECTOR ORDINANCE NOTICE (Bullitt County Only): Seller agrees to sign at closing an affidavit certifying compliance with Bullitt County Ordinance No. 23-04.

21. CONDOMINIUM SELLER CERTIFICATE: If the subject property is a condominium, and a Condominium Seller's Certificate has not been previously provided by Seller, Seller agrees to immediately request a Condominium Seller's Certificate, at Seller's expense, and provide it to Buyer pursuant to KRS 381.9203. Any additional condominium association documentation (including updates) requested by Buyer's lender shall be paid by Buyer. If the property is a condominium, Buyer has the right, by Kentucky law, to a copy of the declaration, bylaws, rules or regulations of the association and a Condominium Seller's Certificate, such as KREC Form 404. This Contract is voidable by Buyer until the Certificate has been provided and for five (5) days thereafter, or until conveyance, whichever first occurs.

22. RISK OF LOSS: All risks of loss with respect to the property shall remain with Seller until the closing and delivery of deed to Buyer. Seller agrees to provide and maintain insurance until closing. If the property is destroyed or substantially damaged before the closing date, this Contract may be voided at Buyer's option by written notice to Seller or Seller's Agent. If Buyer voids this Contract, Buyer and Seller shall immediately sign a Release of Contract and Earnest Money Deposit paid hereunder shall be refunded to Buyer. The terms of all of this paragraph shall survive the closing and delivery of deed. **Buyer is strongly advised to secure homeowners insurance prior to closing.**

23. ADDITIONAL DISCLOSURES: Fair Housing. This property was offered for sale without regard to race, color, sex, religion, national origin, handicap, familial status, sexual orientation or gender identity. Buyer and Seller acknowledge receipt of a copy of the pamphlet *"What Kentucky's Fair Housing Law Means"* as required by 104 KAR 1:010. Due to Fair Housing concerns and risks, Broker and Agents are discouraged from preparing, reviewing, submitting personal information letters (aka "love letters"), including photographs, from potential Buyer to Seller.

A Guide to Agency Relationships and the Agency Consent Agreement. Buyer and Seller acknowledge receipt of A Guide to Agency Relationships and the Agency Consent Agreement, as required by 201 KAR 11:121.

24. COMMISSION: At the closing of this transaction, the contractually required parties shall pay the commissions due to any entitled Brokers. The commissions are earned upon acceptance of this offer, but subject to any contingencies specified herein. If the closing is not completed because of the failure of the Buyer and/or Seller to perform his/her respective obligations hereunder, the defaulting party or parties shall be obligated to pay the commissions due to any entitled Broker, and all costs of collection of same, including a reasonable attorney's fee.

25. NOTICES: All Notices to be in writing and delivered to the respective Party's Agent and/or Co-Agent listed on page 1 of this Contract by hand delivery, first-class mail, email, or fax.

26. SEVERABILITY: The deletion, alteration or unenforceability of any provision of this Contract shall not affect the enforceability of this Contract.

27. MEDIATION/BINDING ARBITRATION: Notice of Demand for Mediation must be made within 365 days after the Party raising the claims knew, or should have known, of the existence of said claims. Any dispute or claim (including, without limitation, claims of fraud, misrepresentation, punitive damages, warranty and/or negligence) of Seller, Buyer, Brokers, Agents or any of them for a sum greater than the limits of small claims court jurisdiction arising out of this Contract or breach thereof or arising out of or relating to the physical condition of the property covered by this Contract shall first be submitted to mediation and arbitration in accordance with the guidelines of the Greater Louisville Association of REALTORS,® Inc. Copies of these guidelines are available at the Greater Louisville Association of REALTORS®, Inc. Disputes shall include (among other things) issues relating to representations made by Buyer, Seller, or any Broker or Agent, or other person or entity in connection with the sale and purchase of the property covered by this Contract. Any agreement signed by the parties pursuant to the mediation conference shall be binding.

BUYER Initials: JT Date: Jul 03 2025 18:26 EDT Time: ________ Initials: ________ Date: ________ Time: ________

SELLER Initials: MDT Date: 07/07/25 Time: 1:07 PM Initials: ________ Date: ________ Time: ________

Property located at: 10056 Meadowvista Court. Independence, KY 41051

If mediation does not result in an agreement signed by the Parties, all such claims or disputes shall be decided by binding arbitration in accordance with the Guidelines of the Greater Louisville Association of REALTORS®, Inc. and the laws of the Commonwealth of Kentucky, and the Federal Arbitration Act. All parties acknowledge and recognize that any inconsistencies between the laws of the Commonwealth of Kentucky, and the Federal Arbitration Act shall be resolved in favor of arbitration and the Federal Arbitration Act.Copies of these guidelines are available at the Greater Louisville Association of REALTORS®, Inc. The Arbitration must be submitted to the Arbitrator, consistent with the Greater Louisville Association of REALTORS® Guidelines, within 365 days after the initial Demand for Mediation has been filed. Any proceeding to determine damages shall be conducted by an arbitrator pursuant to this paragraph 27 and not in court and shall be conducted within the Commonwealth of Kentucky. In the event a party fails to proceed with arbitration when so required, or unsuccessfully challenges the arbitrator's award, the other party is entitled to recover its costs, including reasonable attorney fees, for having to compel arbitration or defend/enforce the award.

It is specifically agreed that no Party will be entitled to join or consolidate disputes by or against others in any mediation or arbitration (unless agreed to by all parties), or to include in any mediation or arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the public or in any private attorney general capacity.

By signing below, Agents, on behalf of themselves and their Brokers, agree to be bound by this paragraph 27, but are not parties to this Contract for any other purpose. The terms of all of this paragraph shall survive the closing and delivery of deed.

Chelsea Lucas	Matthew Derocher
Listing Agent Signature	Selling Agent Signature

28. AMENDMENTS: This Contract may only be amended or modified by a written agreement signed by both Seller and Buyer; ***provided, however,*** for purposes of the Kentucky Uniform Electronic Transactions Act (KRS 369.101 to 369.120), this Contract may ***NOT*** be amended by email, text message or other electronic means unless the party using email, text messaging or other electronic means acknowledges (a) their intent to amend or modify this Contract by email, text message or other electronic means, (b) that such amendment or modification will be deemed to be an "electronic record", and (c) that the inclusion of their name, email address, phone number or other identifying information will be deemed to be an "electronic signature"; ***provided, further,*** the use by either Seller or Buyer of an electronic system or program such as AuthentiSign or Docusign shall be deemed such party's acknowledgement to the foregoing (a), (b) and (c).

07/07/25

29. OTHER PROVISIONS:

Attached buyer addendum must be signed by both seller and buyer for contract to be considered fully accepted and executable

Seller agrees to pay Trowbridge Realty Corporation a buyer agent commission in the amount of 3% of the Gross Sale Price at closing

Buyer and seller agree to have Blueprint Title issue title and act as settlement agent

The terms of all of this paragraph shall survive the closing and delivery of deed.

30. ADDENDUMS (CHOOSE ALL THAT APPLY): The following addendum(s) is/are attached to this Contract:

☐ HOA Addendum ☐ Delayed Possession Agreement ☐ Escalation Addendum
☐ Contingency of Sale/Closing of Buyer's Property ☐ Substantially Completed New Construction
☐ Addendum to Contract, Request for Seller/Landlord to Pay Buyer/Tenant Broker Compensation
☒ Buyer Addendum

31. There is no rescission period following the signing of this Contract. The parties to this Contract have read its entire contents and acknowledge receipt of a copy.

32. SURVIVAL CLAUSE: In addition to those provisions herein which, by their terms, are to survive the closing and delivery of deed, any provision herein which, by its terms, is required to be performed after closing and delivery of deed shall also survive the closing and delivery of deed. All provisions herein which are to survive the closing and delivery of deed shall be deemed to survive and be fully enforceable for a period of 12 months following closing and delivery of deed.

	Initials	Date	Time	Initials	Date	Time
BUYER	JT	Jul 03 2025 18:26 EDT				
SELLER	MDT	07/07/25	1:07 PM			

Property located at: 10056 Meadowvista Court. Independence, KY 41051

BUYER SIGNATURES

Unless accepted in writing and response delivered to Buyer by 5PM am/pm, Eastern Time, on the 7th day of July, 20 2025 this offer shall become null and void. (I/We acknowledge receipt of a copy of this offer.)

Printed Name of Buyer	Signature of Buyer	Date and Time
Arrived Fund Manager, LLC	Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns	Jul 03 2025 18:26 EDT

SELLER RESPONSE: ACCEPTANCE OR REJECTION

Buyer's offer is ☒ ACCEPTED or ☐ REJECTED at 1:07 PM am/pm, ET on the 7th day of July, 20 25.

Printed Name of Seller	Signature of Seller	Date and Time
Maria D. Truex	Authentisign Maria D Truex	07/07/25

SELLER RESPONSE: REJECTION AND COUNTEROFFER

Buyer's offer is REJECTED at ______ am/pm, ET on the ________________ day of ______________________, 20_______.

However, Seller will ACCEPT:

____

All other terms and conditions shall remain the same.

Unless accepted in writing and response delivered to Seller by ______ am/pm, Eastern Time, on the _________________ day of ________________________, 20________ this offer shall become null and void. (I/We acknowledge receipt of a copy of this offer.)

Printed Name of Seller	Signature of Seller	Date and Time

BUYER RESPONSE TO COUNTEROFFER (Use Additional Page if Further Counteroffer)

Seller's response is: ☐ ACCEPTED or ☐ REJECTED at ______ am/pm, ET, on the _______ day of__________________, 20____.

Printed Name of Buyer	Signature of Buyer	Date and Time

☐ See Counteroffer, page 8. Buyer Initials: _________ Date: ____________ Time: ___________

Buyer Initials: _________ Date: ____________ Time: ___________